Form N-SAR,
Sub-Item 77I
Terms of new or amended securities

Nuveen Insured Municipal Opportunity Fund, Inc.
33-42234, 811-06379




The preferred class of the registrants securities have been materially modified, as stated in the Amendment and Restatement of Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate
Cumulative Preferred Shares dated October 12, 2009, containing a description of the Funds preferred securities.



A copy of such Statement is attached
in this Funds N-SAR-A filing under Sub-Item 77Q1(a).